Exhibit 10.33

                        SEPARATION AND RELEASE AGREEMENT




     THIS AGREEMENT is effective the 29th day of May, 1998, by and between Graco Inc., a Minnesota corporation ("Graco"), with its principal offices at 4050 Olson Memorial Highway, Golden Valley, Minnesota 55422 and Charles M. Osborne, an individual, residing at One Red Pine Road, North Oaks, Minnesota 55127 ("Mr. Osborne").

     WHEREAS, Mr. Osborne is now employed by Graco; and

     WHEREAS, The parties have agreed that Mr. Osborne will resign as an officer and employee of Graco effective May 31, 1998, and will terminate his employment relationship with Graco in accordance with the terms of this Agreement.

     NOW, THEREFORE, It is hereby mutually agreed by and between the parties for good and valuable consideration as follows:

     1. Separation Payment

          On or before June 5, 1998, Graco will pay to Mr. Osborne in a lump sum as a separation payment the amount of three hundred fifty thousand dollars ($350,000) dollars, subject to tax withholding and deductions required by law. This payment is made in lieu of any other payment of salary, severance, bonus, or other compensatory amount to which Mr. Osborne is or may be entitled.

     2. Annual Bonus Plan

          Mr. Osborne shall not be entitled to any payment under the 1998 Corporate and Business Unit Annual Bonus Plan.

     3. Benefits

          Mr. Osborne's entitlement to, continuation or cessation of employee benefits following the termination of his employment is described in a letter from the Graco Benefits Department to Mr. Osborne's attention, attached hereto as Exhibit A and incorporated herein by reference.

     4. Cooperation

          Mr. Osborne shall render all reasonable cooperation to Graco in connection with the prosecution or defense of any lawsuit or other judicial or administrative action, including participating as a source of information or witness in any such action. Graco shall reimburse Mr. Osborne for any reasonable out-of-pocket expenses (including attorneys' fees, if necessary) incurred by him in connection with rendering such cooperation.

     5. Confidentiality

          a. Mr. Osborne hereby agrees that, for a period of three (3) years after May 31, 1998, he will not, directly or indirectly, disclose any Confidential Information, as defined in subsection (b) below, to any other party, and will not in any way use such Confidential Information in the course of his employment.

          b. As used herein, the term "Confidential Information" shall mean all information which is treated as confidential or proprietary by Graco in the normal course of its business, including, without limitation, documents so marked, or is a trade secret of Graco, which has been disclosed by Graco to Mr. Osborne including, without limitation, information relating to Graco products, processes, product development or research, equipment, machinery, apparatus, business operations, financial results or condition, strategic plans or projections, customers, suppliers, marketing, sales, management practices, technical information, drawings, specifications, material, and the like, and any knowledge or information developed by Mr. Osborne relating to the same, provided, however, that Confidential Information shall not include information which is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Mr. Osborne or information which Mr. Osborne is required to disclose in a court or other judicial proceeding or is otherwise legally required to disclose.

          c. The provisions of this Section 5 are in addition to, and not in lieu of, the fiduciary and other duties and obligations of Mr. Osborne as an employee, officer and director of Graco, and this
               Section 5 does not limit said obligations in any way, by time or otherwise.

     6. Release

          a. Except with respect to the provisions of this Agreement and the provisions of the letter from the Benefits Department, attached hereto as Exhibit A, Mr. Osborne hereby releases and forever discharges Graco and its officers, employees, agents, successors, and assigns from any and all claims, causes of action, demands, damages, liability and responsibility whatsoever, arising prior to the date of this Agreement, including without limitation, any rights or claims for further compensation, or any rights to participate in any Company-sponsored program relating to the purchase or acquisition of any Graco common stock, preferred stock, or other equity in Graco or any subsidiary thereof, except as specifically provided in this Agreement, including the Exhibit hereto, or any right or claim Mr. Osborne may have or assert under the common law or any state, municipal, federal, or other statute or regulation regarding the rights of employees generally or based on discrimination on the basis of race, creed, gender, age, or other protected status. This Section 6 shall not affect Mr. Osborne's rights to indemnification as an officer, director, and employee of Graco under Graco's by-laws and applicable Minnesota law nor any rights which he has accrued by participating in any Graco benefit plan, subject to the provisions of this Agreement and the terms and conditions set forth in such plan as of his resignation date.

          b.   Mr. Osborne certifies, represents and agrees that:

               (i)  this Agreement is written in a manner that he understands;

              (ii) he understands that this Section 6 specifically waives any rights or claims he may have arising under federal, state, and local laws prohibiting employment discrimination, such as the Age Discrimination in Employment Act, the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with
                    Disabilities Act and/or any claims for damages or for injuries based on common law theories of contract, quasi-contract or tort;

             (iii) the waiver herein of rights or claims are to those which may have arisen prior to the execution date of this Agreement;

              (iv) a portion of the consideration set out in this Agreement is in addition to compensation that he may already have been entitled to;

               (v) he has been specifically advised in writing to consult with an attorney prior to executing this Agreement;

              (vi) he has been informed that he has a period of at least twenty-one (21) calendar days within which to consider this Agreement;

             (vii) he specifically understands that he may revoke this Agreement for a period of at least fifteen (15) calendar days following his execution of this Agreement, and that this Agreement is not effective or enforceable until the fifteen (15) day revocation period has expired;

            (viii)  if  he decides to revoke  this Agreement within said fifteen
                    (15) day period, he should provide written notice to the Vice President, General Counsel and Secretary, delivered in person or by mail. If his revocation is sent by mail, it must be postmarked on or before June 15, 1998, properly addressed to Robert M. Mattison, Vice President, General Counsel and Secretary, Graco Inc., P.O. Box 1441, Minneapolis, MN. 55440, and sent by certified mail, return receipt requested. Mr. Osborne understands that Graco will have no obligation to pay him anything under this Agreement if he revokes his acceptance within the time limit specified, and that he will be obligated to immediately refund to Graco all sums paid to him by Graco pursuant hereto.

              (ix) Mr. Osborne expressly agrees that the waiver of his rights pursuant to the Agreement is knowing and voluntary on his part.

          7. Continuation as Director

               As of June 1, 1998, Mr. Osborne shall be compensated for his services as a member of the board of directors in accordance with the compensation practice of Graco for non-employee directors. All stock option grants made to Mr. Osborne solely because of his position as a member of the board of directors prior to him becoming an employee of Graco shall not be affected in any way by this Agreement.

          8. Applicable Law

               Except to the extent governed by federal law, this Agreement and any controversies between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota.

          9. Entire Agreement

               This Agreement, including Exhibit A hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and, except as otherwise specifically provided herein or in Exhibit A, specifically supersedes and replaces any and all prior written or oral agreements or understandings. This Agreement may not be amended except in a writing signed by authorized representatives of both parties.

          10. Headings

               The headings of the paragraphs herein are included solely for the convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals on the day and year first above written.


GRACO INC.


/s/George Aristides
-------------------
George Aristides
Chief Executive Officer


CHARLES M. OSBORNE


/s/Charles M. Osborne

                                                                       Exhibit A

May 7, 1998


Mr. Charles Osborne
1 Red Pine Road
North Oaks, MN  55127


Dear Chuck:

This letter will review the status of your Graco benefit programs following your termination of employment with the Company, and advise you of decisions that need to be made concerning these programs. In summarizing the benefits in this letter, May 30, 1998 was used as your last day of employment.

Health Coverage

Your group Health Care coverage through Medica would normally end May 31, 1998. However, you do have the option to retain family coverage until you are eligible for coverage through a new employer or for a period of 18 months, whichever is shorter. Coverage can be extended from June, 1998 through November, 1999. You may choose to continue coverage for three months at the employee premium rate of $67.44 per month. You may then continue coverage for an additional 15 months by paying the full $458.51 monthly premium. Premium rates and benefit levels are subject to future changes.

To continue your Health Care coverage, it will be your responsibility to pay the monthly premium to Graco. We in turn will transmit payment to the health care provider. Your check or money order should be made payable to Graco Inc., and sent to the Payroll Department by the first day of each month. To guarantee uninterrupted medical coverage, the first payment should be submitted on or before June 15, 1998. However, you do have until July 30, 1998, to request reinstatement of your coverage. Along with your request, you will need to submit retroactive premium payments back to the time your coverage as an employee ceased. Also, any medical expenses you incur for this period of retroactive coverage, will be delayed in processing until your coverage is reinstated. Failure to make timely payment will result in the automatic termination of coverage. There are no statements or reminders sent out. Please indicate on the enclosed form whether you wish to continue your Health coverage. Please note the following attachment on 1996 changes to continuation coverage rules applicable to group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended.

Dental Coverage

Your Dental coverage through Prudential would normally end May 31, 1998. However, you do have the option to retain family coverage until you are eligible for coverage through a new employer or for a period of 18 months, whichever is shorter. Your coverage can be extended from June, 1998 through November, 1999, by paying the full $59.65 monthly premium. Premium rates and benefit levels are subject to future changes. Payment is handled in the same manner as for Health Care. Please indicate on the enclosed form whether you wish to continue your Dental coverage.


Executive Disability Benefit

Your Long Term Disability coverage will continue through May 31, 1998. At that time, the $12,167 group LTD coverage will terminate, but you hve the option to continue the $4,000 individual policy if you are interested. We will have the agent, Mr. Bob Westenberg, contact you to discuss the program.

Life Coverage

Your Executive Basic and Supplemental Life coverage would normally terminate on May 31, 1998. You have the option of extending your $200,000 Executive Basic Life coverage as well as your $400,000 Supplemental Life coverage until you are eligible for coverage through a new employer, or for a period of 18 months, whichever is shorter. Coverage can be extended from June, 1998 through November, 1999, by paying the following monthly premium:

            o     Basic Life Coverage                 $ 54.00
            o     Supplemental Life Coverage           144.00
                                                      -------
                           Total                       198.00 Per Month
                                                      =======

Premium rates are subject to future changes. Payment is handled in the same manner as Health coverage. Please indicate on the enclosed form whether you wish to continue your Life coverage through our 18 month extension.

Conversion to a private policy is available either when your coverage as an employee ends or after you complete the full 18 month extension. You may convert any increment of $1,000 from a minimum of $5,000 up to a maximum of your total coverage through Graco. If you convert now, conversion is to a whole life policy with the rate set for the life of the policy. Payments can be established on a quarterly, semi-annual or annual basis. If you convert after your 18 month extension, conversion is to a three year renewable term policy. This means that every three years your premium will be adjusted to reflect your new age. Premiums are paid on an annual basis only. If you wish to convert to a private policy, it is your responsibility to contact us for a conversion form. You have 31 days from the date your coverage would normally end to make this conversion.

Personal Accident Coverage

Your $250,000 24-Hour Personal Accident Insurance benefit would normally terminate on May 31, 1998. You have the option of converting your family coverage to an individual policy by making written application to our insurance carrier within 30 days of your coverage termination date. If you are interested in converting your coverage, simply indicate by checking the box on the enclosed form.

Expense Reimbursement Account

You are currently enrolled in Graco's healthcare expense reimbursement account. Claims on expenses incurred prior to leaving Graco may be filed between now and calendar year-end. To receive reimbursement on expenses incurred after leaving Graco, you will be required to submit ongoing monthly after-tax contributions between now and the end of the year. A check made out to Graco in the amount of $200.00 should be sent to my attention by the first of each month. Please let me know if you wish to do this.

Graco Employee Investment Plan

You are eligible for a distribution from your Employee Investment Plan account. As of May 7, 1998, your account balances are as follows:


              Pre-Tax Account                           $13,839.62
              Employer Account                            6,925.38
              Rollover Account                           10,589.42
                                                        ----------
                       Total EIP Account                $31,354.42
                                                        ==========


You may elect one of the following distribution options:

     o    Single lump sum.
     o    Installment payments paid annually, quarterly, or monthly.
     o Defer distribution until the close of the calendar year in which you reach age 70 1/2. (Note: Maximum age to which distribution can be deferred. Distribution may be deferred to earlier date.)
     o Rollover of Pre-Tax and Employer contributions and investment earnings to Individual Retirement Account (IRA) or new employer plan. Rollover may be made directly to your IRA or new employer plan, without withholding taxes being applicable. Rollovers may be distributed to you for transmission to a new plan, but 20% withholding will apply.*

To receive a distribution of your Employee Investment Plan assets, please telephone the Benefits Advantage Hotline at (888) 319-9451. In Minneapolis/St. Paul, dial 316-1355. The Hotline will give you directions for accessing a total distribution in either a single lump sum cash amount or to be rolled over to another plan or qualified IRA. If you wish to collect installment payments, please contact me. If you decide to defer distribution of your account, you do not need to take any action at this time.

You have not paid taxes on any of these funds, and the entire account balance will be taxable to you when funds are distributed. You should note that the taxable portion of your account balance is subject to federal income tax. If you receive any payment before you reach age 59 1/2, an additional 10% income tax will apply to all taxable amounts. These include your Pre-Tax contributions, Employer contributions, your Profit Sharing Account (if you were employed with Graco prior to 1968) and earnings on all accounts.

*Note: You will want to review the enclosed information concerning a lump sum distribution from the Employee Investment Plan, and the procedure for direct or other rollover of your distribution to an IRA or other employer plan. Rules are detailed in the enclosure.

After you have contacted the Hotline and requested a complete withdrawal or rollover, you will receive a form in the mail from Norwest. This form should be completed by you and returned to Norwest no earlier than 30 days following your termination. An application received before that point in time cannot be processed by Norwest.

Graco Employee Stock Purchase Plan

Since only Graco employees can buy stock through the Employee Stock Purchase Plan at the end of the purchase period, you will receive a lump sum distribution of your account approximately 6-8 weeks after your employment termination date. The distribution will include all of your contributions to the Plan, as well as the 5.70% interest your money has earned, calculated on a simple interest basis.

Graco Employee Retirement Plan

The Employee Retirement Plan provides a vested benefit at retirement age for employees who have completed five years of service with the Company. Since your period of service with Graco was less than five years, you are not entitled to a retirement benefit.

Please complete and return the enclosed paperwork as soon as possible. If you have any questions concerning your benefits, please feel free to contact me at
(612) 623-6630. I wish you the very best as you move on from Graco and explore other options that are available to you.

Sincerely,


Karen Chapin
Director of Benefits and Risk Management

                    CERTIFICATE OF GROUP HEALTH PLAN COVERAGE


* IMPORTANT - This certificate provides evidence of your prior health coverage. You may need to furnish this certificate if you become eligible under a group health plan that excludes coverage for certain medical conditions that you have before you enroll. This certificate may need to be provided if medical advice, diagnosis, care, or treatment was recommended or received for the condition within the 6-month period prior to your enrollment in the new plan. If you become covered under another group health plan, check with the plan administrator to see if you need to provide this certificate. You may also need this certificate to buy, for yourself or your family, an insurance policy that does not exclude for medical conditions that are present before you enroll.


1.   Date of this certificate: May 7, 1998

2.   Name of group health plan: Medica

3.   Name of participant: Charles Osborne

4.   Social Security Number of participant: ###-##-####

5. Name of any dependents to whom this certificate applies: Victoria Osborne, Marc Osborne, Maria Osborne, Catherine Osborne, Daniel Osborne, John Osborne

6. Name, address, and telephone number of plan administrator or Issuer responsible for providing this certificate:

                     Graco, Inc.
                     P.O. Box 1441
                     Minneapolis, MN 55440

7.   For further information, call: (612) 623-6628

8. If the individual(s) identified in line 3 and line 5 has at least 18 months of creditable coverage (disregarding periods of coverage before a 63-day break), check here and skip lines 9 and 10.

9.   Date waiting period or affiliation period (if any) began: April 28, 1997

10.  Date coverage began: May 1, 1997

11.  Date coverage ended: May 31, 1998

Note: separate certificates will be furnished if information is not identical for the participant and each beneficiary.